James E. Slayton, CPA
3867 West Market Street
Suite 208
Akron, Ohio 44333
(702) 367-1988/Fax (702) 870-8388


October 18, 2000


U.S.Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Urbana.ca, Inc.

Dear Sir/Madame:

I am addressing this letter in connection with the filing of a Form 8-K to reflect my resignation as principal accountant for Urbana.ca, Inc., a Nevada corporation, in compliance with Item 304(a)(3) of Regulation S-B. I agree with the statements made by the Registrant in response to Item 304(a)(1) of Regulation S-B as set forth in the attached Form 8-K.


Sincerely,



/s/Kurt D. Saliger, C.P.A.